Filed Pursuant to Rule 424(b)(3)
Registration No. 333-292600
Prospectus Supplement No. 3
(To Prospectus dated March 3, 2026)
19,580,843 Shares
Ordinary Shares
Offered by the Selling Securityholders

This prospectus supplement updates, amends and supplements the prospectus dated March 3, 2026 (the “Prospectus”), relating to the proposed resale or other disposition by the selling securityholders identified in the Prospectus of up to an aggregate of 19,580,843 ordinary shares with a par value of US$0.001 per share (“Ordinary Shares”) of Crescent Biopharma, Inc. (the “Company”), consisting of (i) 13,534,837 outstanding Ordinary Shares issued pursuant to the Private Placement (as defined in the Prospectus), (ii) 131,434 Ordinary Shares issuable upon the exercise of pre-funded warrants issued pursuant to the Private Placement and (iii) 1,387,866 outstanding Ordinary Shares, 1,636,706 Ordinary Shares issuable upon the exercise of pre-funded warrants, and 2,890,000 Ordinary Shares issuable upon the conversion of Series A non-voting convertible preferred shares, in each case, held by Fairmount Healthcare Fund II L.P. as of immediately prior to the closing of the Private Placement, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-292600).

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Current Report on Form 8-K, dated June 3, 2026, and Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed with the Securities and Exchange Commission.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Ordinary Shares are listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “CBIO”. On June 18, 2026, the closing sale price of our Ordinary Shares was $17.69 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 22, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________________________________________________________
FORM 8-K
________________________________________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 2, 2026
________________________________________________________________________________________________
Crescent Biopharma, Inc.
(Exact Name of Registrant as Specified in Charter)
________________________________________________________________________________________________

Cayman Islands	001-36177	06-1686563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Fifth Avenue Waltham, MA		02451
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 430-5595
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
________________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.001 par value per share	CBIO	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07    Submission of Matters to a Vote of Security Holders.
On June 2, 2026, Crescent Biopharma, Inc. (the “Company”) held its annual general meeting of shareholders (the “Annual Meeting”). At the close of business on April 7, 2026, the record date for the Annual Meeting (the “Record Date”), 27,571,935 ordinary shares, par value $0.001 per share (“Ordinary Shares”), were issued and outstanding, and 2,890 Series A non-voting convertible preferred shares, par value $0.001 per share (“Series A Preferred Shares”), were issued and outstanding. Each Ordinary Share was entitled to one vote per share for the election of Susan Moran, M.D., MSCE and one vote on each of proposals 3, 4 and 5. The holders of each Series A Preferred Share were entitled to 1,000 votes per share, voting as a separate class for the election of Jonathan Violin, Ph.D. and voting together with the holders of Ordinary Shares as a single class for the election of Susan Moran, M.D., MSCE, and were not entitled to vote on any other proposal. The following are the voting results for the proposals considered and voted upon at the Annual Meeting, each of which was described in the Company’s definitive proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on April 21, 2026.

Proposal No. 1A and Proposal No. 1B - Election of two Class II directors to serve until the Company’s 2029 Annual General Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation, disqualification or removal.

	Votes FOR	Votes WITHHELD	Broker Non-Votes
Jonathan Violin, Ph.D. (Proposal No. 1A)	2,890,000	0	0
Susan Moran, M.D., MSCE (Proposal No. 1B)	21,401,136	136,056	2,403,515

Proposal No. 2 - Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non-Votes
21,049,101	1,452	154	0

Proposal No. 3 - Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non-Votes
18,346,099	300,217	876	2,403,515

Proposal No. 4 - Approval, on a non-binding advisory basis, of the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.

1 YEAR	2 YEARS	3 YEARS	Votes ABSTAINED	Broker Non-Votes
18,644,881	903	887	521	2,403,515

Based on the foregoing votes, each of Jonathan Violin, Ph.D. and Susan Moran, M.D., MSCE was elected as a Class II director, Proposal 2 and Proposal 3 were approved, and shareholders recommended a one year frequency for future advisory votes to approve named executive officer compensation.

Based on the foregoing voting results and consistent with the recommendation of the Board of Directors of the Company (the “Board”), the Board has determined to hold an advisory vote on the compensation of the Company’s named executive officers every year until the next advisory vote regarding the frequency of future advisory votes on the compensation of the Company’s named executive officers is submitted to the shareholders or the Board otherwise determines that a different frequency for such advisory votes is in the best interest of the Company and its shareholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT BIOPHARMA, INC.

Date: June 3, 2026	By:	/s/ Joshua Brumm
	Name:	Joshua Brumm
	Title:	Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM 10-Q/A
Amendment No. 1
________________________________
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2026
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _________ to _________
Commission file number 001-36177
________________________________
Crescent Biopharma, Inc.
(Exact name of registrant as specified in its charter)
________________________________

Cayman Islands	06-1686563
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Fifth Avenue
Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 430-5595

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.001 par value per share	CBIO	The Nasdaq Capital Market
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).
Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐ No ☒

As of April 24, 2026, there were 27,571,935 of the issuer’s ordinary shares outstanding.

Explanatory Note

Crescent Biopharma, Inc. (the “Company”) is filing this Amendment No. 1 on Form 10-Q/A (this “Amendment”) to its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, which was originally filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2026 (the “Original Filing”). This Amendment is being filed to revise Part II “Item 5. Other Information” by adding disclosure regarding Rule 10b5-1 trading arrangements (as defined in Item 408(a) of Regulation S-K), which was inadvertently omitted from the Original Filing.

In addition, as required by Rule 12b-15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), new certifications by the Company’s principal executive officer and principal financial officer are filed herewith as exhibits to this Amendment, under Part II, Item 6 hereof, pursuant to Rule 13a-14(a) or 15d-14(a) of the Exchange Act. Because no financial statements have been included in this Amendment and this Amendment does not contain or amend any disclosure with respect to Items 307 and 308 of Regulation S-K, paragraphs 3, 4 and 5 of the certifications have been omitted. The Company is also not including new certifications under Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350) (Section 906 of the Sarbanes-Oxley Act of 2002), as no financial statements are being filed with this Amendment.

Other than as expressly set forth herein, this Amendment does not, and does not purport to, amend, update or restate the information in the Original Filing or reflect any events that have occurred after the date the Original Filing was made. Information not affected by this Amendment remains unchanged and reflects the disclosures made at the time as of which the Original Filing was made. No changes have been made to the financial statements of the Company as contained in the Original Filing. Accordingly, this Amendment should be read together with the Original Filing and the Company’s other filings with the SEC.

Part II - Other Information
Item 5. Other Information
(a) None.
(b) None.
(c) Trading Arrangements
On February 25, 2026, each of (i) Joshua Brumm, our Chief Executive Officer and member of the Company’s Board of Directors, (ii) Jonathan McNeill, our Chief Operating Officer and President, (iii) Ellie Im, our Chief Medical Officer, (iv) Jan Pinkas, our Chief Scientific Officer, (v) Richard Scalzo, our Chief Financial Officer, (vi) Ryan Lynch, our Treasurer, Senior Vice President of Finance and Chief Accounting Officer, and (vii) Barbara Bispham Hale, our General Counsel and Corporate Secretary, adopted a Rule 10b5-1 trading arrangement intended to satisfy the affirmative defense of Rule 10b5-1(c) authorizing the pre-arranged sale of ordinary shares in order to satisfy tax withholding obligations of the Company that arise in connection with the vesting of any restricted stock units and/or performance stock units granted to them under the Crescent Biopharma, Inc. 2025 Stock Incentive Plan, the Crescent Biopharma, Inc. 2025 Employment Inducement Incentive Award Plan and the Crescent Biopharma, Inc. 2024 Equity Incentive Plan, as amended, including under any successor plan and the related issuance of ordinary shares (each, a “Sell-to-Cover 10b5-1 Instruction”). The number of ordinary shares to be sold to satisfy the Company’s tax withholding obligations under each Sell-to-Cover 10b5-1 Instruction is not currently determinable. Each person’s Sell-to-Cover 10b5-1 Instruction will remain in effect so long as taxes are required to be paid upon the vesting or settlement of restricted stock units or performance stock units awarded or to be awarded to such person, unless such person’s instruction letter is earlier terminated.
No other director or "officer" (as defined in Rule 16a-1(f)) adopted or terminated any Rule 10b5-1 trading arrangement and/or non-Rule 10b5-1 trading arrangement (in each case, as defined in Item 408 of Regulation S-K) during the three months ended March 31, 2026.

Item 6. Exhibits
The exhibits filed or furnished as part of this Quarterly Report are set forth below.

Exhibit Number	Description	Form	Exhibit	Filing Date

31.1*	Certification of the Principal Executive Officer pursuant to Rule 13a-14(a) or 15d-14(a) promulgated under the Securities Exchange Act of 1934
31.2*	Certification of the Principal Financial Officer pursuant to Rule 13a-14(a) or 15d-14(a) promulgated under the Securities Exchange Act of 1934
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema with Embedded Linkbases Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and contained in exhibit 101).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Crescent Biopharma, Inc.

Date: June 22, 2026	By:	/s/ Joshua Brumm
Joshua Brumm
Chief Executive Officer
(Principal Executive Officer)

Date: June 22, 2026	By:	/s/ Richard Scalzo
Richard Scalzo
Chief Financial Officer
(Principal Financial Officer)